Exhibit 10-s

TRUSTMARK CORPORATION

FORM OF

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

(Associate)

Granted <<grant date>>

This Performance-Based Restricted Stock Agreement (“Agreement”) is entered into as of <<grant date>> (the “Award Date”) pursuant to the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the “Plan”), and evidences the grant of Restricted Stock and Restricted Stock Units (the “Award”) by Trustmark Corporation (the “Company”) and the terms, conditions and restrictions pertaining thereto, to the Participant.

WHEREAS, the Company maintains the Plan under which the Committee or Board may, among other things, award shares of the Company’s common stock (“Stock”) to such key associates of the Company and its Subsidiaries as the Committee or Board may determine, subject to terms, conditions and restrictions as it may deem appropriate; and

WHEREAS, pursuant to the Plan, the Company, upon recommendation by the Committee and approval by the Company’s Board of Directors, has granted to the Participant a restricted stock and restricted stock unit award conditioned upon the execution by the Company and acceptance by the Participant of a Performance-Based Restricted Stock Agreement setting forth all the terms and conditions applicable to such award;

NOW THEREFORE, in consideration of the benefits which the Company expects to be derived from the services rendered to it and its Subsidiaries by the Participant and of the covenants contained herein, the parties hereby agree as follows:

1.Award.  Under the terms of the Plan, the Company has awarded to the Participant the Award of Restricted Stock, effective on the Award Date, covering the number of shares of the Company’s Stock specified with respect to the Award on the Participant’s summary page for performance stock awards on the internet hosting website designated by the Company for the Plan and in the Company’s records (the “Award Shares”) and an equal number of Restricted Stock Units (the “Restricted Stock Units”), subject to the terms, conditions, and restrictions set forth in this Agreement.

2.Period of Restriction, Performance Period and Performance Goals.

(a)Subject to earlier vesting or forfeiture as provided in Paragraph 4 below, the period of restriction (the “Period of Restriction”) applicable to the Award Shares and the Restricted Stock Units is the period from the Award Date through <<end of restriction period>>, and the period during which performance is measured is the period beginning <<beginning of measurement period>> and ending <<end of measurement period>> (the “Performance Period”).  Subject to earlier vesting or forfeiture as provided in Paragraph 4 below, vesting of the Award Shares and Restricted Stock Units shall be determined by (i) the average of the Company’s return on average tangible common equity (“ROATCE”) for each calendar year in the Performance Period compared to the target ROATCE established by the Committee and recommended to, and approved by, the Board on or prior to the Award Date (“ROATCE Target” or “Target”); and (ii) the Company’s total shareholder return (“TSR”) ranking for the Performance Period compared to the TSR for the Peer Group (see Attachment A) over the same period as follows, where vesting in the Award Shares is equal to the number of the Award Shares multiplied by the sum of the vesting percentage in (A) and the vesting percentage in (B) below:

	(A)			(B)
ROATCE	ROATCE		TSR	TSR
Performance	Vesting Percentage		Ranking	Vesting Percentage

<<%>> of Target	100%	+	<<rank>> Percentile	100%
<<%>> of Target	88%	+	<<rank>> Percentile	90%
<<%>> of Target	75%	+	<<rank>> Percentile	70%
<<%>> of Target	50%	+	<<rank>> Percentile	50%
<<%>> of Target	38%	+	<<rank>> Percentile	32.5%
<<%>> of Target	31%	+	<<rank>> Percentile	22.5%
<<%>> of Target	25%	+	<<rank>> Percentile	17.5%
Less than <<%>> of Target	0%	+	Less than <<rank>>	0%

(b)If the Company’s performance or ranking, as applicable, is above the threshold (<<%>> of Target or above <<rank>> percentile), but less than the maximum (<<%>> of Target or <<rank>> percentile), then the vesting percentage shall be determined by straight line interpolation (rounded, where not otherwise resulting in a whole or half percent, to the next lowest whole or half percent) where the performance or ranking falls between identified tiers (for example, if the TSR ranking is in the <<rank>> percentile, then the vesting percentage is <<%>>).

(c)If the aggregate vesting exceeds 100%, all Award Shares shall be vested and additional shares of the Company’s Stock (“Achievement Shares”) shall be issued to the Participant as provided in Paragraph 4(a), in settlement of the vested Restricted Stock Units, in a number equal to the excess of the aggregate vesting pursuant to this Paragraph 2 over 100% multiplied by the number of Restricted Stock Units (as adjusted by the Committee pursuant to Section 4.4 of the Plan to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company).

3.No Right to Transfer.  Neither the Award Shares nor the Restricted Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, prior to vesting and payment as provided in Paragraph 4; provided, however, that this Paragraph 3 shall not prevent transfers pursuant to a beneficiary designation made under the Plan or transfers by will or by the laws of descent and distribution.

4.	Vesting, Payment and Forfeiture.

(a)Vesting and Payment.  Except as otherwise provided pursuant to Paragraphs 4(b) and 4(c), all determinations regarding vesting and entitlement to the Award Shares, the Restricted Stock Units and any Achievement Shares under this Paragraph 4(a) shall be made and certified to in writing by the Committee, and all such shares and units shall be settled or issued, as applicable, during the 2-1/2 month period beginning on January 1 and ending on March 15 following the end of the Performance Period (the “Designated Settlement Period”). Once vested, the restrictions applicable to the vested Award Shares automatically terminate, and the vested Award Shares shall be free of restrictions and freely transferable. Once issued, the Achievement Shares shall be unrestricted, 100% vested and freely transferable as of their date of issuance and shall have full voting rights and otherwise possess all rights of Shares from their date of issuance. Subject to earlier vesting or forfeiture under Paragraphs 4(b) and 4(c), any Award Shares and Restricted Stock Units that are not, based on the Committee’s determination, earned based on performance during the Performance Period, shall be cancelled and forfeited as of the last day of the Performance Period.

(b)Termination of Employment and Forfeiture.  Except as provided otherwise in this Paragraph 4(b) for a Qualifying Termination and Paragraph 4(c) in the event of a Vesting Acceleration Event after <<date>> and before the last day of the Performance Period, any termination of employment of the Participant by the Company or by the Participant before the last day of the Performance Period shall result in the immediate forfeiture of all Award Shares and Restricted Stock Units and no Achievement Shares shall be issued.  Notwithstanding any other provision of this Agreement, any termination of the Participant’s employment for Cause prior to the certification and settlement and issuance of Shares under Paragraph 4(a) shall result in the immediate forfeiture of all Award Shares and Restricted Stock Units and no Achievement Shares shall be issued.  In the event of a Qualifying Termination of the Participant, a portion of the Award Shares and Restricted Stock Units, respectively, shall be immediately forfeited (the “Forfeited Portions”) as determined in the following sentence and the remaining Award Shares and Restricted Stock Units (the “Remaining Portions”) shall remain subject to the provisions of this Agreement, including, but not limited to (i) the performance vesting and calculation provisions under Paragraph 2, (ii) the restrictions on transfer provided under Paragraph 3, and (iii) the payment provisions in Paragraph 4(a).  The “Forfeited Portions” shall be determined by multiplying the number of Award Shares and Restricted Stock Units, respectively, by a fraction (not to exceed one), the numerator of which is the number of complete calendar months from and including the date of the Qualifying Termination until the end of the Performance Period, and the denominator of which is <<#>>.  If the Participant’s death or Disability occurs before the last day of the Performance Period but after a Qualifying Termination, then the provisions of Paragraph 4(c) shall apply to the Remaining Portions (except for the time-weighted pro-ration calculation which will have already been applied).

(c)Vesting Acceleration Event.  Subject to earlier forfeiture as otherwise provided in Paragraph 4(b), in the event a Vesting Acceleration Event occurs while the Participant is an employee of the Company or one of its Subsidiaries, after <<date>> and before the last day of the Performance Period, then the average ROATCE and the TSR of the Company and the TSR of the Peer Group shall be determined through the end of the calendar quarter ending on or prior to the date of the first such Vesting Acceleration Event and the vesting provisions set forth in Paragraph 2 shall be applied to a time-weighted portion of the Award Shares (determined by multiplying the number of Award Shares by a fraction (not to exceed one), the numerator of which is the number of complete calendar months from the beginning of the Performance Period to and including the Vesting Acceleration Event, and the denominator of which is <<#>>) based on such ROATCE and TSR results. For purposes of this calculation, average ROATCE shall be calculated using the number of complete calendar quarters from the beginning of the Performance Period to the Vesting Acceleration Event, except that complete calendar years shall be used if such measurement period consists of one or two complete calendar years.  In such event, the Period of Restriction shall end, the restrictions applicable to the Award Shares shall automatically terminate, and the Award Shares shall be free of restrictions and freely transferable, all to the extent of the vested Award Shares as so determined, on the date of such Vesting Acceleration Event. In such event, any balance of the Award Shares and Restricted Stock Units which are not vested shall be immediately forfeited.  If the aggregate time-weighted vesting exceeds 100%, Achievement Shares shall be issued to the Participant, in settlement of the vested Restricted Stock Units, in a number equal to the excess of the aggregate time-weighted vesting pursuant to this Paragraph 4(c) over 100% multiplied by the number of Restricted Stock Units (as adjusted by the Committee pursuant to Section 4.4 of the Plan to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company).  The Achievement Shares

shall be unrestricted, 100% vested and freely transferable as of their date of issuance and shall have full voting rights and otherwise possess all rights of Shares from their date of issuance. All determinations regarding vesting and entitlement to the Award Shares, the Restricted Stock Units and any Achievement Shares under this Paragraph 4(c) shall be made and certified to in writing by the Committee, and all such shares and units shall be settled or issued, as applicable, within 2-1/2 months following the date of the Vesting Acceleration Event.

5.	Definitions. The following terms have the following meanings for purposes of this Agreement:

(a)“Cause” means:

(i)

if the Participant does not have an Employment Agreement or such Employment Agreement does not define Cause, (A) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or (B) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or subsidiary, or

(ii)	if the Participant has an Employment Agreement that defines Cause, Cause as defined in the Employment Agreement.

(b)

“Disability” means unable to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, where the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  For purposes of the Plan, the Participant shall be deemed to have a Disability if determined to be totally disabled by the Social Security Administration.  The Participant shall also be deemed to have a Disability if determined to be disabled in accordance with the applicable disability insurance program of the Company, provided that the definition of “disability” applied under such disability insurance program complies with the requirements hereof.

(c)“Peer Group” means the financial institutions listed on Attachment A hereto; provided that  any listed financial institution shall be eliminated if it is acquired or otherwise changes its structure or business such that it is no longer reasonably comparable to the Company (as determined by the Committee), and in the case of any such elimination, the Committee may or may not replace the eliminated financial institution with another financial institution which it considers reasonably comparable to the Company.

(d)

“Qualifying Termination” means, after <<date>> and before the last day of the Performance Period, (i) the Participant’s retirement, with the consent of the Committee or its delegate, at or after age sixty‑five (65) where there is no Cause for the Company to terminate the Participant’s employment, (ii) the termination of the Participant’s employment with the Company and its Subsidiaries by the Company other than for Cause, or (iii) if the Participant has an Employment Agreement, the Participant’s termination of employment with the Company and its Subsidiaries at his or her own initiative for Good Reason (as defined in the Employment Agreement, but only if defined therein).  For purposes of determining a Qualifying Termination, an “Employment Agreement” means a written individual employment agreement or change in control agreement as in effect on the Award Date between the Participant and the Company or one of its Subsidiaries.  If the Participant does not have such a written individual employment agreement or change in control agreement on the Award Date, the Participant is considered not to have an Employment Agreement for purposes hereof.

(e)“ROATCE” means the net earnings after taxes available to common shareholders, adjusted for tax-affected amortization of intangibles, for the calendar year divided by average shareholders’ tangible common equity for such calendar year (which is total shareholders’ equity, excluding total identifiable intangible assets, goodwill, and preferred equity, averaged for the calendar year), all as determined in accordance with generally accepted accounting principles and as reported in the Company’s financial statements provided to shareholders (excluding the impact of (i) restructurings, discontinued operations, extraordinary items, and other significant non-routine transactions, (ii) material litigation or insurance settlements, (iii) changes to comply with the new lease accounting standard (ASU 2016-02), (iv) changes to comply with the new credit losses accounting standard (ASU 2016-13), and (v) the cumulative effects of income tax or accounting changes in accordance with U.S. generally accepted accounting principles); except in the case of a Vesting Acceleration Event addressed in Paragraph 4(c) that results in a partial calendar year, in which case the calculation shall be based on calendar quarters.

(f)“TSR” means the return a holder of common stock earns over a specified period of time, expressed as a percentage and including changes in Average Market Value of, and dividends or other distributions with respect to, the stock and converted to an annual rate by dividing the calculated percentage for the specified period by the number of years and partial years (expressed in quarters) in the specified period.  TSR return shall be determined as the sum of (i) the Ending Average Market Value reduced by the Beginning Average Market Value and (ii) dividends or other distributions with respect to a share paid during the specified period and with such dividends and other distributions deemed reinvested in Stock (based on Market Share Price on the date of payment where not paid in Stock), and (iii) with such sum being divided by the Beginning Average Market Value.  TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of the appropriate total shareholder return model of Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.  For purposes hereof:

(A)“Average Market Value” means the average of the closing sale price of such stock for the applicable ten trading days beginning or ending on a specified date for which such closing sale price is reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(B)“Beginning Average Market Value” means the Average Market Value based on the first ten trading days of the Performance Period.

(C)“Ending Average Market Value” means the Average Market Value based on the last ten trading days of the Performance Period (or other period as of which Ending Average Market Value is calculated).

(D)“Market Share Price” means the closing sale price for the specified day (or the last preceding day thereto for which reported) as reported by Bloomberg L.P. or any affiliate thereof or such other authoritative source as the Committee may determine.

(g)“Vesting Acceleration Event” means the Participant’s death, the Participant’s Disability, or the occurrence of a Change in Control which with respect to the Participant is a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets (as defined in Section 409A of the Code), in each case after <<date>> and before the last day of the Performance Period..

6.Stock Certificates.

(a)

The Company shall issue the Award Shares and Achievement Shares, if any, either: (i) in certificate form as provided in Paragraph 6(b) below; or (ii) in book entry form, registered in the name of the Participant with notations regarding any applicable restrictions on transfer imposed under this Agreement.

(b)

Any certificates representing Award Shares shall be held by the Company until such time as the restrictions hereunder lapse and such shares become transferable, or are forfeited hereunder.  Any Award Shares issued in book entry form shall be subject to the following legend and any certificates representing the Award Shares shall bear the following legend, until such time as the restrictions hereunder lapse and such shares become transferable:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in a Performance-Based Restricted Stock Agreement dated <<grant date>>. A copy of the Plan, any such rules and procedures, and such Performance-Based Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

(c)

Promptly after the lapse of the restrictions with respect to any of the Award Shares, the Company shall, as applicable, either remove the notations on the Award Shares issued in book entry form as to which the restrictions have lapsed or deliver to the Participant a certificate or certificates evidencing the number of Award Shares as to which the restrictions have lapsed.

(d)

The Committee may require, concurrently with the Participant’s electronic acceptance of this Agreement, the Participant to submit to the Company an executed stock power, in blank, with respect to the Award Shares or Achievement Shares.  The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as the Participant’s attorney(s) in fact to effect any transfer of forfeited shares (or shares otherwise reacquired or withheld by the Company hereunder) to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

7.Voting Rights.  During the Period of Restriction, the Participant may exercise full voting rights with respect to the Award Shares but shall have no voting rights with respect to the Restricted Stock Units.  The Participant shall have no voting rights with respect to the Achievement Shares until their date of issuance.

8.Dividends and Other Distributions.  During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares (whether in cash, property or shares of the Company’s Stock) shall be registered in the name of the Participant and held by the Company until payable or forfeited pursuant hereto.  Such dividends and other distributions paid in Shares shall be issued as additional restricted Shares in the name of the Participant, be subject to the same restrictions on transferability and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions.  Such dividends and other distributions paid in cash shall be held by the Company until payable or forfeited, be subject to the same vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid during the Designated Settlement Period unless Paragraph 4(c) applies to the Participant. In the event Paragraph 4(c) applies to the Participant, then payment shall be made in the same form, and at the same time, as provided in Paragraph 4(c).  No dividends or other distributions shall be paid with respect to the Restricted Stock Units.  Dividends and other distributions shall only be paid with respect to the Achievement Shares beginning on the date of issuance of the Achievement Shares.

9.Transfers of Employment.  For purposes of this Agreement, transfer of employment among the Company and its Subsidiaries shall not be considered a termination or cessation of employment.

10.Withholding Taxes.  The Company, or any of its Subsidiaries, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares, the Restricted Stock Units and the Achievement Shares.  The Company shall withhold from any vesting Award Shares or Restricted Stock Units a number of Award Shares or Achievement Shares having a Fair Market Value not less than the amount required to be withheld to satisfy the minimum withholding requirement in a manner compliant with Section 409A of the Code, if applicable, and shall cancel any Award Shares or Achievement Shares so withheld.  The value of any Award Shares or Achievement Shares so withheld shall be based on the Fair Market Value of the shares on the date that the amount of tax to be withheld is determined.

11.Administration of Plan.  The Plan is administered by the Committee appointed by the Company’s Board of Directors.  The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding awards pursuant to the Plan, and to require of any person receiving an award, at the time of such receipt or lapse of restrictions, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

12.Plan and Prospectus.  This Award is granted pursuant to the Plan and is subject to the terms thereof (including all applicable vesting, forfeiture, settlement and other provisions).  A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Participant, and the Participant acknowledges receipt thereof.

13.Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing and addressed to:

Trustmark Corporation	Mailing Address
248 E. Capitol Street	P.O. Box 291
Jackson, MS 39201	Jackson, MS 39205

Attention: Secretary

Any notice to the Participant required under or relating to this Agreement shall be in writing and addressed to the Participant at his or her address as it appears on the records of the Company. Alternatively, any notice to the Company or the Participant required under or relating to this Agreement may be delivered via the internet hosting website designated by the Company for the Plan.

14.Construction and Capitalized Terms.  This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan.  Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

15.Compliance with Section 409A of the Code.

(a)It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Code (a “409A benefit”) shall be provided and paid in a manner, and at such time (i.e., at the applicable payment event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time (here, the Designated Settlement Period for cash dividends on the Award Shares and for Achievement Shares), a Section 409A disability, a Section 409A separation from service (as described below), or a Section 409A change with respect to the Participant in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets of the Company and including, in the discretion of the Committee or its delegate, any applicable Section 409A de minimis limited cashout payment permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance.  Consistent with Treas. Reg. Section 1.409A-3(d), payment of all or any portion of any 409A benefit shall be treated as paid in the Designated Settlement Period so long as all or any portion of such payment is made during the Designated Settlement Period or such later date within the same taxable year that contains the Designated Settlement Period.  This Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A.  Notwithstanding the foregoing, the Participant and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or his or her successor in interest in connection with this Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Participant or his or her successor in interest harmless from any or all of such taxes or penalties.

(b)Except as permitted under Section 409A, any 409A benefit payable to the Participant or for his or her benefit with respect to the Award may not be reduced by, or offset against, any amount owing by the Participant to the Company or any of its affiliates.

(c)In the event entitlement to payment of any 409A benefit occurs due to termination or cessation of employment, termination or cessation of employment shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates).  Where entitlement to payment occurs by reason of such termination or cessation of employment and the Participant is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his or her “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six month delay period required under Section 409A or, if earlier, after the Participant’s death.  In determining separation from service, separation from service is determined based on the “Separation from Service” definition in the

Trustmark Corporation Deferred Compensation Plan (as in effect on <<date>>), which provides, in part, that in determining separation from service as an employee, separation from service occurs when it is reasonably anticipated that no further services would be performed after that date or that the level of services the Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding <<months>> month period.

16.Clawback.  The Participant agrees that the Award is subject to recoupment or clawback by the Company in accordance with the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, or Securities and Exchange Commission rule or regulation, or stock exchange requirement, which could in certain circumstances require repayment or forfeiture of the Award or any Shares or other cash or property received with respect to the Award (including any value received from a disposition of the Shares acquired upon payment of the Award).

To evidence its grant of the Award and the terms, conditions and restrictions thereof, the Company has signed this Agreement as of the Award Date. This Agreement shall not become legally binding unless the Participant has accepted this Agreement by the Agreement due date noted with respect to the Award on the internet hosting website designated by the Company for the Plan (or such later date as the Chairman of the Committee may accept) pursuant to such means as the Committee may permit.  If the Participant fails to timely accept this Agreement, the Award shall be cancelled and forfeited ab initio.

COMPANY:

TRUSTMARK CORPORATION

By:
Its:

Attachment A

Listing of Peer Group

<<listing of peer financial institutions>>